Exhibit 99.1

DFIN to Nominate Jeffrey Jacobowitz for Election to Board of Directors at 2019 Annual Meeting

CHICAGO, FEBRUARY 19, 2019 – DFIN (NYSE: DFIN), a leading global provider of risk and compliance solutions, today announced that it would nominate Jeffrey Jacobowitz, Founder and Managing Member of Simcoe Capital Management, LLC (“Simcoe”), for election to the Company’s Board of Directors at its 2019 annual meeting of stockholders.

“We are pleased that Jeff has agreed to join the DFIN Board,” said Richard L. Crandall, chairman of the Board. “His shareholder perspective will benefit the Company as we continue to make progress on our strategic plan to evolve our portfolio to a more favorable mix, drive continued growth in our SaaS offerings, invest in innovation, improve margins and cash flow generation and reduce leverage. The entire Board and I look forward to working closely with Jeff as we continue to take decisive actions to position DFIN for the future.”

Mr. Jacobowitz commented, “We invested in DFIN because of our belief in the business and because we see a significant opportunity ahead for long-term value creation. I look forward to working closely with management and the Board as we pursue our common goal of enhancing shareholder value.”

In conjunction with today’s announcement, the Company also announced that it has entered into an agreement with Simcoe, which currently owns approximately 7.9% of the Company’s outstanding shares. As part of the agreement, Simcoe will vote all of its shares in favor of each of the Company’s nominees at the 2019 and 2020 annual meetings of stockholders, and will abide by customary standstill provisions and voting commitments. Additional information about today’s announcement will be filed on a Current Report on Form 8-K with the Securities and Exchange Commission.

About Jeffrey Jacobowitz

Jeffrey Jacobowitz currently serves as Managing Member of Simcoe Capital Management, LLC an investment firm he founded in 2003 to invest primarily in U.S. based undervalued publicly traded companies. Mr. Jacobowitz has over twenty years of investment, finance and accounting experience and has previously served on the Boards of Exar Corporation, Telular Corporation and Alloy Inc.

About Donnelley Financial Solutions (DFIN)

DFIN is a leading global risk and compliance solutions company. We provide domain expertise, enterprise software and data analytics for every stage of our clients’ business and investment lifecycles. Markets fluctuate, regulations evolve, technology advances, and through it all, DFIN delivers confidence with the right solutions in moments that matter. Learn about DFIN’s end-to-end risk and compliance solutions online at DFINsolutions.com or you can also follow us on Twitter @DFINSolutions or on LinkedIn.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in the Company’s filings with the SEC. The Company disclaims any obligation to update or revise any forward-looking statements.

Media Contact:

Erin Burke

631 239 6903

eburke@Stantonprm.com

Investor Contact:

Justin Ritchie

Investor Relations

investors@dfinsolutions.com